DELAWARE GROUP FOUNDATION FUNDS

Registration No. 811-08457
FORM N-SAR
Annual Period Ended September 30, 2014

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77C: Submission of matters to a vote of security holders

At a Joint Special Meeting of Shareholders of Delaware Group Foundation Funds (the ?Trust?), on behalf of each of Delaware Foundation Conservative Allocation, Delaware Foundation Growth Allocation and Delaware Foundation Moderate Allocation Funds (each, a ?Fund? and collectively, the ?Funds?), held on Friday, May 16, 2014, the shareholders of each Fund voted to approve an investment sub-advisory agreement between Delaware Management Company, the Funds? investment manager (DMC), and Jackson Square Partners, LLC (JSP). JSP, a Delaware limited liability company, is a joint venture between Delaware Investments Advisers Partner, Inc., an affiliate of DMC, and California Street Partners, LLC, a Delaware limited liability company. JSP is comprised of the portfolio managers responsible for managing all or part of each Fund (the ?Focus Growth Team?). In connection with the transition of the Focus Growth Team into JSP, the Focus Growth Team became owners and officers of JSP, and continues to provide portfolio management services to the Funds pursuant to the investment sub-advisory agreement.

The following proposals were submitted for a vote of the shareholders:

1. To approve an investment sub-advisory agreement.

A quorum of the shares outstanding was present, and the votes passed with a majority of those shares.  The results were as follows:

Delaware Foundation Conservative Allocation Fund

Shares Voted For 6,727,466
Percentage of Outstanding Shares 47.72%
Percentage of Shares Voted 91.26%

Shares Voted Against 442,368
Percentage of Outstanding Shares 3.14%
Percentage of Shares Voted 6.00%

Shares with Authority Withheld 202,122
Percentage of Outstanding Shares 1.43%
Percentage of Shares Voted 2.74%

Delaware Foundation Growth Allocation Fund

Shares Voted For 3,848,179
Percentage of Outstanding Shares 46.59%
Percentage of Shares Voted 76.26%

Shares Voted Against 872,876
Percentage of Outstanding Shares 10.57%
Percentage of Shares Voted 17.30%

Shares with Authority Withheld 324,892
Percentage of Outstanding Shares 3.93%
Percentage of Shares Voted 6.44%

Delaware Foundation Moderate Allocation Fund

Shares Voted For 13,058,485
Percentage of Outstanding Shares 48.80%
Percentage of Shares Voted 82.38%

Shares Voted Against 1,618,830
Percentage of Outstanding Shares 6.05%
Percentage of Shares Voted 10.21%

Shares with Authority Withheld 1,173,585
Percentage of Outstanding Shares 4.39%
Percentage of Shares Voted 7.40%

SUB-ITEM 77I: Terms of new or amended securities

On August, 19-21, 2014, the Board of Trustees (the ?Board?) of Delaware Group Foundation Funds (the ?Registrant?) voted to approve the early conversion of the Delaware Foundation Conservative Allocation Fund, Delaware Foundation Growth Allocation Fund, and Delaware Foundation Moderate Allocation Funds? Class B shares to Class A shares. In connection with this approval, the Board amended the terms of the Registrant?s Agreement and Declaration of Trust via Board resolution to permit the early conversion of Class B shares to Class A shares. The rights of Class A shares did not change.

Details related to the early conversion are incorporated herein by reference to the supplement dated August 22, 2014 to the Registrant?s registration statement dated January 28, 2014, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-14-000321).

SUB-ITEM 77O: Transactions effected pursuant to Rule 10f-3

Six (6) transactions for the annual period ended September 30, 2014 effected pursuant to Rule 10f-3, attached as Exhibit.
WS: MFG_Philadelphia: 887495: v1

WS: MFG_Philadelphia: 866253: v1